Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Shell Company Report of Heramba Electric PLC on Form 20-F of our report dated July 29, 2024, which includes an explanatory paragraph as to Heramba Electric GmbH’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Heramba GmbH as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and the period from September 1, 2022 (inception) to December 31, 2022. We also consent to the reference to our Firm under the heading “Statement by Experts” in the Shell Company Report on Form 20-F.

/s/ UHY LLP

Melville, NY
August 2, 2024